[ENERSYS LETTERHEAD]

JOHN D. CRAIG
Chairman, President & CEO

April 13, 2005

Mr. Richard W. Zuidema
1932 Wickford Place
Wyomissing PA 19610

Dear Richard:

With reference to your employment agreement (the "Employment Agreement") with EnerSys Delaware Inc., f/k/a Yuasa, Inc., (the "Company"), dated November 9, 2000, pursuant to which you are currently employed as Executive Vice President Administration of the Company, we confirm that your salary as set forth in Section 3 of the Employment Agreement is increased to $345,000.00, effective as of April 1, 2005.

Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

ENERSYS DELAWARE INC.
By:	/s/ John D. Craig
John D. Craig Chairman, President & Chief Executive Officer